Exhibit 8.1

Principal Subsidiaries and Consolidated Affiliated Entities of the Registrant

Subsidiaries	Jurisdiction of incorporation or organization
TRX Hongkong Investment Limited	Hong Kong
Guangzhou Tianruixiang Management Consulting Co., Ltd	PRC
Peak Consulting Services Limited	Hong Kong
TIAN RUIXIANG CO., LTD.	United States, State of New York
VIE
Zhejiang Tianruixiang Insurance Broker Co., Ltd	PRC
VIE’s Subsidiaries
Need Bao (Beijing) Network Technology Co., Ltd	PRC
Tianyi Duowen (Beijing) Network Technology Co., Ltd	PRC
Hebei Hengbang Insurance Co., Ltd	PRC